Exhibit 5.1

Opinion of Counsel

September 2, 2009

Telefonaktiebolaget LM Ericsson

Torshamnsgatan 23, Kista

164 83 Stockholm

Sweden

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

I am Vice President and General Counsel of Ericsson Inc. and have acted in such capacity in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended relating to 20,000,000 American Depository Shares each representing one B Share of Telefonaktiebolaget LM Ericsson, nominal value 1.00 each Swedish Kronor reserved for issuance under the Ericsson Capital Accumulation and Savings Plan (the “Plan”).

In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Plan, and such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion. Upon the basis of the foregoing, I am pleased to advise you that, in my opinion, the Plan interests to be offered or sold pursuant to the Plan have been duly authorized and when issued and sold pursuant to the Plan, will be legally issued, fully paid, non-assessable, and binding obligations of the Plan.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ John Moore
John Moore